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                                                                    Exhibit 99.1
News Release
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Media Contact:             Clarence Ehlers
                           (219) 273-7327

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158



              NATIONAL STEEL REACHES TENTATIVE AGREEMENT WITH USWA


Mishawaka, IN, and Pittsburgh, PA, July 22, 1999 National Steel Corporation (NYSE: NS) and the United Steelworkers of America (USWA) today jointly announced that they have reached tentative agreement on a new five-year Basic Labor Agreement. The existing Basic Labor Agreement expires July 31, 1999.

Details of the tentative agreement are being withheld, pending approval by National Steel's Board of Directors, the USWA's Basic Steel Industry Conference Advisory Board, the USWA's executive board and ratification by the covered membership.

The USWA represents about 6,900 employees at National's two integrated steel mills, a finishing plant, an iron ore mine and its corporate headquarters. National's facilities are located in Indiana, Illinois, Michigan and Minnesota.

"We are pleased that we were able to reach an agreement, thereby avoiding any disruption of our operations. This tentative agreement is in the best interests of both the company and its employees, as well as our customers, suppliers, shareholders and the communities in which we have plants and offices," said Mr. Yutaka Tanaka, Chairman and Chief Executive Officer of National Steel Corporation.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.